                                                                   EXHIBIT 10.11


                                                                  Execution Copy
                                                                  --------------

                               LICENSE AGREEMENT
                               -----------------

     This License Agreement (this "Agreement") is entered into as of November
                                   ---------
20, 2001 (the "Effective Date"), by and between American BioScience, Inc., a
               --------------
California corporation ("ABI") and American Pharmaceutical Partners, Inc., a California corporation ("APP").
                         ---

                                    RECITALS
                                    --------

     A.  ABI has developed and owns the rights to the Product, as defined in
Section 1.21 of this Agreement.
------------

     B. APP is in the business of manufacturing, marketing and distributing pharmaceutical Products in the United States and elsewhere in the world, and has special expertise in oncolytics.

     C. The Parties desire to enter into an agreement for APP to market, distribute and sell the Product under a license from ABI.

                                   AGREEMENT
                                   ---------

     In consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

     1. Definitions. As used in this Agreement (in addition to other definitions
        -----------
set forth in this Agreement), the following definitions shall apply:

        1.1 "ABI Parties means ABI, its Affiliates, permitted assignees and any
             -----------
party (if any) licensed or approved by ABI to use, market, distribute, import, export, sell or offer to sell the Product with the exception of the APP Parties.

        1.2 "Action" means any actual or threatened claim, suit, arbitration,
             ------
hearing, inquiry, proceeding, complaint, charge or investigation by or before any court, government, governmental entity or arbitrator.

        1.3 "Affiliate" means any entity controlling, controlled by or under the
             ---------
common control of APP or ABI, as the case may be. Such entity will be considered an Affiliate only for the time during which such control exists. For the purpose of this Agreement, "control" means having, directly or indirectly, the power to direct or cause the direction of management and policies of such entity. FOR PURPOSES OF THIS AGREEMENT, APP WILL NOT BE CONSIDERED AN AFFILIATE OF ABI, AND ABI WILL NOT BE CONSIDERED AN AFFILIATE OF APP.

        1.4 "APP Parties" or "APP Party" means any of APP, its Affiliates and
             -----------
its permitted sublicensees and assignees.

        1.5 "Chargeable Price" means, with respect to Product manufactured by
             ----------------
APP, the Standard Costs per unit of Product, and with respect to Product not manufactured by APP, the

[***] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.

price APP pays for the Product from ABI's designated manufacturer(s) plus the reasonable costs of quality control and other activities performed by APP that would be included in Standard Costs if APP were the manufacturer.

        1.6 "Chemical Ingredients" means paclitaxel and albumin.
             --------------------

        1.7 "Competitor" means a business entity that markets and sells a
             ----------
pharmaceutical Product that includes taxanes as an active pharmaceutical ingredient.

        1.8 "Damages" means any and all losses, liabilities, obligations, costs,
             -------
expenses, damages or judgments of any kind or nature whatsoever including reasonable attorneys', accountants' and experts' fees, disbursements of counsel and other costs and expenses incurred in pursuing or defending claims under this Agreement.

        1.9 "FDA" means the United States Food and Drug Administration or any
             ---
other successor agency whose approval is necessary to market the Product in the United States and any comparable agency in other countries in the Territory where ABI intends to obtain regulatory approval.

        1.10 "GAAP" means generally accepted accounting principles as in effect
              ----
in the United States applied on a basis consistent with past practice.

        1.11 "Gross Profits (or Losses)" means Net Sales less: (A) Chargeable
              -------------------------
Price; (B) any fees, costs and expenses incurred by APP in connection with obtaining and maintaining Regulatory Approval for the Product including, without limitation, those paid pursuant to Section 13.2; and (C) user fees. Any moneys
                                   ------------
paid to ABI under Sections 8, 9, 10 and 11 of this Agreement will not be
                  -------- -  -  --     --
included in the calculation of Gross Profits (or Losses).

        1.12 "Gross Sales Net of Chargebacks" means gross invoiced sales of the
              ------------------------------
Product by APP to its customers (or in the case of sales to an Affiliate of APP, the first sale to a non-affiliated customer) less chargebacks.

        1.13 "IPO" means the closing of the first sale by APP of shares of its
              ---
common stock, par value $0.001 per share, for an aggregate offering price of a minimum of $50 million in an underwritten public offering registered under the Securities Act of 1933, as amended.

        1.14 "Legal Requirement" means any statute, law, ordinance, rule,
              -----------------
regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or made by any governmental entity or any arbitrator.

        1.15 "Manufacturing Agreement" means that certain manufacturing
              -----------------------
agreement entered into between ABI and APP dated the same date as this Agreement.

        1.16 "Manufacturing Recall" means a Recall arising from or relating to
              --------------------
the Product that, when manufactured by APP, was adulterated, contaminated or was otherwise caused by APP's failure to comply with the Manufacturing Agreement or the Specifications as defined in the Manufacturing Agreement.

        1.17 "NDA" means one or more of the New Drug Applications that ABI files
              ---
for the Product with the FDA, including any supplements or amendments and 510(k)s, and any foreign equivalents in Canada or Mexico.

        1.18 "Net Sales" means Gross Sales Net of Chargebacks less, with respect
              ---------
to sales of Product: (A) freight and insurance charges actually paid; (B) discounts, credits or allowances, if any, given or made because of price adjustments; (C) actual replacements, returns or rebates (including but not limited to group purchasing organization fees and rebates and governmental rebates); (D) reasonable selling and marketing expenses (including pre-launch expenses and sales force costs); (E) sales, excise and value added taxes if paid by APP and (F) general and administrative costs incurred with respect to the Product during a calendar year [***]. The amount of the Net Sales for any period will be determined in accordance with GAAP on the basis of sales recorded in the ordinary course on the books of the relevant APP Parties during such period, less the deductions provided for in this Section 1.18.
                                         ------------

        1.19 "Parties" means APP and ABI ("Party" meaning one of the Parties).
              -------

        1.20 "Person" means any natural person, corporation, trust, association,
              ------
company, partnership, joint venture, governmental entity or other entity.

        1.21 "Product" means ABI-007, a cremaphor-free, nanoparticle paclitaxel
              -------
formulation [***].

        1.22 "Product Liability Claim" means any Action by a third party and any
              -----------------------
appeal from any Action asserted by a third party with respect to the Product alleging product liability, product defect, design, manufacturing, packaging or labeling defect, failure to warn, or any similar action relating to the formulation, manufacture, use or safety of the Product.

        1.23 "Proprietary Information" means all information relating to the
              -----------------------
Product, the properties, composition or structure of the Product or the manufacture or processing of the Product or the machines used to manufacture or process the Product or to a Party's business (including, without limitation, reagents, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions, whether patentable or not, schematics and other technical, business, financial, customer and Product development plans, forecasts, strategies and information), whether previously, currently or subsequently disclosed to the other Party. ABI's Proprietary Information shall include ABI Owned Developments and ABI Developments. APP's Proprietary Information shall include APP Owned Developments.

        1.24 "Proprietary Rights" means any and all patent rights, copyrights,
              ------------------
mask work rights, trade secret rights and all other intellectual and industrial property rights.

        1.25 "Regulatory Approval" means the procurement of any registration,
              -------------------
permit and approval required by applicable government authorities for the manufacture, importation, marketing, sale or distribution of the Product.

        1.26 "Standard Costs" means direct and indirect costs, including without
              --------------
limitation the materials, components, raw materials, direct labor and overhead, attributable to production, manufacturing, processing, quality control and packaging by APP of the Product, and shall be fixed year-to-year as set forth hereafter. Except for the purposes of determining Actual Costs in accordance with Section 10.6(B),
                                                            ---------------
Standard Costs will not include costs incurred in connection with Bad Batches (as hereafter defined) of the Product. In addition, Standard Costs will not include general and administrative costs. The Standard Costs will be updated at the end of each calendar year for the purpose of determining Chargeable Price for the succeeding year. Except as otherwise contemplated by this definition or agreed by the Parties, Standard Costs will be determined in accordance with GAAP and standard costing principles as currently practiced by APP.

        1.27 "Technology" means any and all ideas, techniques, inventions,
              ----------
methods, data, information, formulae, processes, trade secrets, intellectual property, know-how, and test results, whether patentable or not, and whether or not reduced to practice, including Proprietary Rights, owned, controlled or otherwise in possession of or used by ABI as of the date of this Agreement, or during the term of this Agreement and necessary or useful to make, have made, develop, have developed, use, import, market, offer for sale or sell the Product.

        1.28 "Territory" means North America.
              ---------

     2. License Grant.
        -------------

     Subject to the terms and conditions set forth in this Agreement:

        2.1 ABI grants to APP a license to and under the Technology to use, market, distribute, import, export, sell and offer to sell the Product in the Territory subject to Section 9. Any modification or improvement made by or for
                     ---------
ABI to the Technology during the term of this Agreement must be promptly disclosed to APP and included in this license without additional charge to APP, except as provided in Section 9. Subject to any modification under Section 9,
                      ---------                                    ---------
APP's license is exclusive solely within the Territory, even as against ABI. APP will have the right to grant sublicenses to third parties as provided in Section
                                                                         -------
2.2.
---

        2.2 APP's right to sublicense will be in accordance with the terms of the license granted to APP under this Agreement. Any sublicense and the relevant sublicense agreement will be subject to ABI's review and prior written approval, which approval shall not be unreasonably withheld or delayed. Despite the foregoing, in no event will ABI be obligated to consent to the sublicensing of this Agreement to a Competitor. Even if APP sublicenses the license granted under this Agreement, APP will remain responsible to ABI for the performance of its obligations under this Agreement and for any breach of the obligations under this Agreement whether or not the breach is caused by APP or any sublicensee.

        2.3 APP may purchase the Product only from manufacturer(s) designated in writing by ABI, which manufacturer(s) shall initially be APP under the Manufacturing Agreement. ABI hereby designates APP as a manufacturer from which APP may purchase the Product, for as long as the Manufacturing Agreement is in effect.

        2.4 If ABI terminates APP's right to manufacture Product under the Manufacturing Agreement for any reason other than under Section 12.2 or 12.4 of
                                                        --------------------
said Agreement, ABI shall arrange for adequate supply of Product to APP for sale in the Territory for the duration of APP's license under this Agreement at a price not in excess of the Chargeable Price applicable to APP manufactured Product in effect at the time of such termination, as such price would be adjusted from time to time if APP had been the manufacturer. If ABI terminates the Manufacturing Agreement under Section 12.2 or 12.4 of said Agreement, but does not terminate this
      --------------------
Agreement, ABI shall use commercially reasonable best efforts to arrange for adequate supply of Product to APP for sales in the Territory for the duration of this License Agreement. In each case, ABI shall provide that the supplier of Product to APP shall be responsible for the purity and conformance to Specifications of the Product supplied to APP, and shall indemnify ABI and APP to the same extent as APP indemnifies ABI under the Manufacturing Agreement.

        2.5 Except as otherwise agreed to by the Parties:

            (A) APP's license is limited to the Territory, and no APP Party may directly or indirectly market, distribute, sell or offer to sell the Product outside the Territory, nor may any APP Party directly or indirectly market, distribute, sell or offer to sell the Product to anyone that it has knowledge intends to, or reasonably believes intends to, directly or indirectly market, distribute, sell or offer to sell the Product to anyone outside the Territory.

            (B) Except as provided in Section 9, (i) no ABI Parties may directly or indirectly market, distribute, sell or offer to sell the Product inside the Territory, nor (ii) may ABI or its Affiliates sell the Product to anyone that it has knowledge intends to, or reasonably believes intends to, directly or indirectly market, distribute, sell or offer to sell the Product to anyone inside the Territory.

        2.6 So long as APP has made all milestone payments required under
Section 9, the license to APP shall convey the exclusive right to market and
---------
sell the Product in the Territory. If APP fails to make a milestone payment required by Section 9, then the license to APP shall be limited to those
            ---------
oncology indications for which milestone payments have been made under Section
                                                                       -------
9, and ABI may, in its discretion, market or license the Product in the
-
Territory, for those indications for which APP did not make milestone payments. Neither Party will be responsible to the other Party for the distribution or sale of the Product other than by itself or its Affiliates for indications other than those as to which it holds express rights under this Agreement, at the time of the distribution or sale.

        2.7 Except as expressly provided in Section 14, nothing in this Section
                                            ----------                  -------
2 or otherwise in this Agreement will confer any right to use in advertising,
-
publicity or other promotional activities any name, trademark or trade name of ABI.

     3. Transfer of Technology; Improvements. ABI will convey and disclose in
        ------------------------------------
tangible form to APP, as soon as reasonably practicable after the Effective Date and throughout the term of this Agreement, all Technology. Each Party agrees to as soon as reasonably practicable disclose in tangible form to the other Party all modifications and improvements made to the Technology during the term of this Agreement. APP will immediately transfer to ABI all right, title and interest in and to any process, product, composition, or product-by-process, or any improvements thereto, including inventions ("Developments"), made by the APP Parties using

ABI's processes or outputs ("Processes") (collectively, the "ABI Owned Developments"). From and after their development, the ABI Owned Developments will be included within the scope of the license granted to APP under this Agreement. APP will own any Developments made by APP or its assignees using any process or output other than the Processes, provided such Developments are developed solely by APP or its assignees without any input from ABI or any of its employees, including Patrick Soon-Shiong. Any Developments that are developed solely by APP without using any Processes are referred to as the "APP Owned Developments." APP may take whatever steps it deems necessary to protect its rights in the APP Owned Developments. APP further grants to ABI, subject to
Section 17.2, a perpetual, royalty-free license to use all of the APP Owned
------------
Developments that are used or needed by APP in the manufacture or commercialization of the Product.

     4. Marketing. Subject to Section 9, APP will use reasonable commercial
        ---------
efforts to market, distribute and sell the Product under the license granted under this Agreement. Those efforts will include marketing, distributing and selling the Product on its own merits and not in a manner instead intended to promote other Products. Any advertising of the Product by the APP Parties must be free from unwarranted statements and all advertising and promotional materials will be subject to the review and comment of ABI. APP will continue to promote the sale of the Product in the Territory during the term of this Agreement, and will maintain the types of facilities, places of business, approvals, employees (or third party representatives) that are necessary to do so.

     5. Representation and Warranties of the Parties. Each Party represents to
        --------------------------------------------
the other Party that as of the date of this Agreement:

        5.1 The Party (A) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (B) has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

        5.2 This Agreement constitutes the valid and legally binding obligation of the Party and is enforceable against the Party in accordance with its terms;

        5.3 Except as limited in Section 6, the execution and delivery of this
                                 ---------
Agreement and the performance of its obligations under this Agreement by the Party will not cause the Party to violate or contravene (A) the Party's articles of incorporation or bylaws, (B) any instrument, agreement or understanding by which the Party or any of its Affiliates is bound or affected, or (C) any Legal Requirement by which the Party or its properties or assets is bound or affected; and

        5.4 The Party is not required to obtain a consent, approval or license from any Person to execute, deliver and perform this Agreement (except for Regulatory Approvals contemplated under this Agreement), and except for the consent approvals or licenses that have been duly obtained by the Party.

     6. Representation and Warranties of ABI. ABI represents and warrants to APP
        ------------------------------------
that as of the date of this Agreement:

        6.1 ABI owns and has the unrestricted and enforceable right to use, develop and commercialize the Technology and the Product in the Territory, and may enter into this Agreement. To ABI's knowledge, all prior art was disclosed in the course of the prosecution of the patents included in the Technology that ABI was aware would cause such patents to be invalid or unenforceable. Subject to the immediately preceding sentence, ABI makes no representation as to the validity or enforceability of any patent relating to the Product.

        6.2 ABI has not previously assigned, licensed, sublicensed, encumbered or otherwise transferred to any third party any of the Technology or the Product in the Territory;

        6.3 To ABI's knowledge, there are no Actions that are pending or, to the knowledge of ABI, threatened, that challenge the rights of ABI or its licensees to develop, use or commercialize the Technology or the Product;

        6.4 To ABI's knowledge, ABI has provided APP with all material information with respect to its clinical trials for the Product;

        6.5 To ABI's knowledge, ABI has not used in any capacity the services of any person debarred under Section 3.6 of the Federal Food, Drug and Cosmetic Act
                          -----------
in connection with the NDA filed for Product;

        6.6 No royalties are due to third parties by APP for sales of the Product;

        6.7 ABI has taken, and will continue to take, reasonable security measures to protect the secrecy, confidentiality and value of the Technology; and

        6.8 To ABI's knowledge, ABI's activities to date relating to the Technology and the Product have not been, and the planned and proposed development, use and commercialization of the Technology and the Product will not be in violation or contravention of the patent, intellectual property, trade secret or other rights of any third party. Neither ABI, its Affiliates or employees nor, to ABI's knowledge, ABI's agents, advisors or consultants, has received any written or oral communication (A) alleging that it has violated, or by use, development or commercialization of the Technology or Product would violate, the patent, intellectual property, trade secret or other rights of any third party or (B) that otherwise challenges ABI's rights with respect to the Technology or the Product.

        6.9 EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 6.1 - 6.8, ABI (A)
                                            ------------------
SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND REGARDING THE PRODUCT OR THE TECHNOLOGY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) MAKES NO REPRESENTATION REGARDING THE SUITABILITY OF THE PRODUCT OR ANY OF THE TECHNOLOGY FOR ANY THIRD PARTY'S REQUIREMENTS, AND (C) MAKES NO REPRESENTATION AS TO WHETHER OR NOT THE TECHNOLOGY INFRINGES ON THE PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

     7. APP Representations and Warranties.
        ----------------------------------

        7.1 APP represents and warrants to ABI that, as of the date of this Agreement, none of the executive officers of APP has any knowledge that any of ABI's representations and warranties are inaccurate. For purposes of this
Section 7.1, the knowledge of Patrick Soon-Shiong shall be imputed to ABI rather
-----------
than to APP.

        7.2 APP acknowledges and agrees that none of APP or its Affiliates has or claims to have ownership or license rights to the Technology or Product except as set forth in this Agreement. APP agrees that neither ABI nor any third party has promised, offered or conveyed to APP any interest in the Technology or Product except as set forth in this Agreement and the Manufacturing Agreement.

     8. Up-Front Payment; IPO.
        ---------------------

        8.1 APP shall pay to ABI:

            (A) $15 million on a date designated by ABI to APP on at least two
     (2) days written notice, which payment date shall not be earlier than 30 days nor later than 45 days following the execution of this Agreement;

            (B) $10 million upon the earlier of (1) January 15, 2002 or (2) 30 days following APP's IPO; and

            (C) $35 million upon the earlier of (1) January 15, 2003 or (2) 30 days following APP's IPO.

        8.2 Despite the provisions of the relevant instruments, ABI is required to repay APP any amounts owing under the Demand Promissory Note dated July 24, 2001 and as amended and restated in October, 2001, and the Letter Agreement dated October 21, 1999, no later than the earlier of (A) the five year anniversary of the execution of this Agreement, and (B) the payment of $75 million by APP to ABI under Section 10. Notwithstanding the foregoing, APP shall be allowed to take as a credit against the payments of Section 8.1(C) in excess of $25 million, any amounts above $22 million advanced to ABI by APP. Promptly after the execution of this Agreement, ABI and APP will enter into an agreement to secure ABI's obligation under this Section 8.2.

     9. Milestone Payments.
        ------------------

        9.1 In addition to the payments provided for in Section 8, Section 10
                                                        ---------  ----------
and Section 11, upon notice to APP from ABI of the achievement of the following
    ----------
milestones, and within 30 days of that notice (subject to the provisions of Sections 9.4 and 9.5), APP is required to make the following respective one-time
--------------------
payments:

            (A) $10 million upon notification that the FDA has accepted for filing ABI's NDA for the Product for a breast cancer indication;

            (B) $15 million upon FDA approval of the NDA for the Product for a breast cancer indication;

            (C) $7.5 million upon the first publication in a United States top-tier peer- reviewed journal associated with a professional association of the Product's positive final Phase II results of lung cancer clinical trials;

            (D) $5 million upon notification that the FDA has accepted for filing ABI's NDA for the Product for a lung cancer indication;

            (E) $5 million upon FDA approval of the NDA for the Product for a lung cancer indication;

            (F) $7.5 million upon the first publication in a United States top-tier peer-reviewed journal associated with a professional association of the Product's positive final Phase II results of ovarian cancer clinical trials;

            (G) $5 million upon notification that the FDA has accepted for filing ABI's NDA for the Product for an ovarian cancer indication;

            (H) $5 million upon FDA approval of the NDA for the Product for an ovarian cancer indication;

            (I) $7.5 million upon the first publication in a United States top-tier peer- reviewed journal associated with a professional association of the Product's positive final Phase II results of prostate cancer clinical trials;

            (J) $5 million payments upon the first publication with respect to each other indication established for study by the Steering Committee (as defined in Section 12.3) in a United States top-tier peer-reviewed journal associated with a professional association of the Product's positive final Phase II results of clinical trials;

            (K) $10 million upon FDA approval of the NDA for the Product for a prostate cancer indication; and

            (L) $10 million upon FDA approval of the NDA for each other indication established for study by the Steering Committee.

        9.2 With respect to any publication milestones, if the Parties do not reasonably agree that prescribers are entitled to be reimbursed for the applicable indications as a consequence of the publication, the respective payment will be reduced to $5 million.

        9.3 No milestone payment with respect to lung, ovarian or prostrate cancers, or other cancer indications will be due and payable prior to Regulatory Approval of the NDA for a breast cancer indication.

        9.4 In the event one or more of the milestone payments under Section 9.1
                                                                     -----------
(A) - (H) are due before APP has an IPO, and ABI at that time owns or controls
---------                                ---
at least fifty percent

(50%) of APP's capital stock, APP shall be allowed to pay such milestone payment(s) plus interest at a rate of 8% per year on the unpaid amount from the due date until paid, rather than within 30 days of notice as stated in Section 9.1, by paying ABI seventy-five percent (75%) of the Gross Profits until the earlier of (i) the date on which the payments of additional 25% of Gross Profits has been equal to the amount of such deferred milestone payments and (ii) APP's IPO, at which time APP shall pay all amounts that remain due and owing within 30 days. In the event one or more of the milestone payments under Section 9.1(A) -
(H) are due before APP has an IPO, and ABI at that time owns or controls less than fifty percent (50%) of APP's capital stock, and APP fails to make the milestone payment when due, APP shall have no right to use, market, distribute, import, export, sell or offer to sell the Product for such indication. Any marketing or distribution of Product for such indication by APP after such failure to make a milestone payment will be a breach of this Agreement by APP. From and after APP's failure to make such milestone payment, ABI will have the right to use the Technology for the relevant indication in any manner it deems appropriate, including use within the Territory.

        9.5 APP may decline to make the milestone payments set forth in subsections (I), (J), (K) and (L) of Section 9.1 if, and only if, at the time
---------------------------------    -----------
that the milestone is met and notice is provided by ABI to APP, Net Sales of the Product by APP do not, in the aggregate, equal or exceed $250 million (the "Milestone Minimum").
 -----------------

            (A) If, upon 30 days notice from ABI that it has achieved a milestone set forth in subsections (I), (J), (K) or (L) of Section 9.1, APP has achieved the Milestone Minimum, then APP is required to pay to ABI the milestone payment provided for in the relevant subsection.

            (B) If, upon 30 days notice from ABI that it has achieved a milestone set forth in subsections (I), (J), (K) or (L) of Section 9.1, APP has not achieved the Milestone Minimum, then upon notice from ABI, APP is required to pay to ABI the milestone payment provided for in subsections
     (I), (J), (K) or (L) of Section 9.1 or indicate in writing that it is declining to make the payment. APP's failure to make a certain milestone payment in subsections (I), (J), (K) or (L) of Section 9.1, or to indicate that it is declining to make such a payment if the Milestone Minimum has not been achieved, will be deemed a declination by APP to make such milestone payment.

            (C) Following APP's declination or deemed declination to make a milestone payment, upon each declination or deemed declination, the relevant indication for which the milestone set forth in subsections (I),
     (J), (K) or (L) was achieved will no longer be included within the license grant to APP and APP will have no further right to use, market, distribute, import, export, sell and offer to sell the Product for such indication. Any marketing or distribution of Product for such indication by APP after its declination or deemed declination to make the milestone payment will be a breach of this Agreement by APP. From and after the declination or deemed declination by APP, ABI will have the right to use the Technology for the relevant indication in any manner it deems appropriate.

        9.6 Once a milestone payment has been made under this Section 9 for a particular indication (e.g., breast cancer), no additional payment shall be due for label expansion or improvements within such indication.

    10. Share of Gross Profit or Loss.
        -----------------------------

        10.1 APP will pay to ABI:

             (A) Except as set forth in Sections 9.4 and 9.5 and Section 10.1(B), [50% of the Gross Profits on sales of the Product in the Territory by the APP Parties. For purposes hereof, Gross Profits on sales of the Product by APP's permitted sublicensees in the United States is the greater of actual Gross Profits of the sublicensees or the Gross Profits that APP would have earned based upon its recent prior results if it had sold the Product itself in the United States rather than through a permitted licensee.

             (B) 50% of the consideration received by APP from any sublicensees in Canada and Mexico, in consideration for the grant of sublicenses of Technology, as permitted in Section 2.2 herein. As used in this Section 10.1(B), consideration shall include amounts received from such sublicenses for the sale of Product to them by APP or its Affiliates, less the Actual Cost of such Product (as defined in Section 10.6).

        10.2 Except as provided in Section 16, APP's obligation to pay a
                                   ----------
percentage of the Gross Profits or consideration received by the APP Parties will cease on a country-by-country basis within the Territory, after expiration, in each respective country, of the last to expire of all patents listed on Exhibit A, as such Exhibit A may be amended from time to time by mutual
---------          ---------
agreement of the Parties. Despite the foregoing, such obligation shall not cease in the event the APP Parties sell the Product in such a country using the ABI Brand Names.

        10.3 APP must make the payments due under this Section 10 within 45 days
                                                       ----------
following the end of, and with respect to sales of the Product by the APP Parties during, each calendar quarter. If any payment due under Section 10 is
                                                                ----------
not made when due, interest will accrue at the rate of 8% per year on the unpaid amount from the due date until the date of the payment.

        10.4 If there is a Gross Loss in any calendar quarter, no payment is required for that quarter, and the amount of the Gross Loss will be carried forward and reduce the amount of Gross Profits for the next calendar quarter (and, as necessary, carried forward to successive quarters until the full amount of Gross Loss has been offset by subsequent Gross Profit). Pre-launch selling and marketing expenses of APP under this Agreement will be treated as a deduction from Net Sales in the first calendar quarter of sales under this Agreement.

        10.5 Within 45 days following the end of each calendar quarter (and accompanying any payments made to ABI under this Section 10), APP must supply
                                                 ----------
ABI with a report, on behalf of the APP Parties, setting forth in reasonable detail the calculation of ABI's share of Gross Profits (or Losses). APP must keep and maintain, and must cause the APP Parties to keep and maintain, detailed and accurate books and records with regard to Gross Profits (or Losses), Net Sales, and the calculations for Gross Profits (or Losses) and Net Sales. A nationally known independent certified public accounting firm selected by ABI (which must be (A) other than APP's designated certified public accounting firm, (B) reasonably acceptable to APP, and

(C) bound in confidence not disclose any information except to inform ABI of discrepancies) will be entitled, for purposes of determining compliance with this Section 10, to review and audit the books and records of the APP Parties
     ----------
from time to time, but no more than three times a year as to each such party, during normal business hours upon reasonable notice to the relevant APP Party and at ABI's expense. Provided however, if the review or audit shows an underpayment of more than 10% for the applicable period, the relevant APP Party will bear the expense. The findings of the accounting firm will be binding on the Parties.

        10.6 At the end of each calendar year, the parties shall "true up" the Gross Profits (or Losses) applicable to APP manufactured Product sold by the APP Parties in the Territory as follows:

             (A) Within 45 days after the end of each calendar year, APP shall determine its Actual Costs of manufacturing Product during such calendar year. The Actual Costs shall be APP's actual direct and indirect costs of manufacturing Product, including without limitation the materials, components, facility maintenance and depreciation, utilities, and labor and overhead, attributable to Production, processing, packaging and quality control of Product manufactured by APP and sold by it during such calendar year. The Actual Costs shall include an allowance for the costs of Bad Batches, as set forth in Section 10.6(B). On the basis of such Actual Costs,
                             ---------------
    APP shall calculate its revised Chargeable Price for such calendar year, which shall be determined by substituting Actual Costs for Standard Costs in the formula set forth in Section 1.5 (the "Revised Chargeable Price"). If the aggregate Revised Chargeable Price is less than the aggregate Chargeable Price originally included in the determination of Gross Profits (or Losses) for all Product sold during such calendar year, then APP shall remit to ABI one-half of such difference. If the aggregate Revised Chargeable Price is greater than the aggregate Chargeable Price originally included in the determination of Gross Profits (or Losses) for all Product sold during such calendar year, then ABI shall remit to APP one-half of such difference. APP shall include such calculations in its accounting report which is due 45 days after the end of each calendar year.

             (B) For purposes of determining Actual Costs, APP shall be permitted to include the costs of actual Bad Batches manufactured by APP [***]

             (C) In addition to, and separate and apart in all respects from the provisions of Section 10.6(B), the costs of Bad Batches in the first
                  ---------------
    seventeen batches manufactured after the Effective Date (excluding pilot or pilot scale batches), shall be borne equally by the Parties. ABI shall reimburse APP for 50% of such costs, and APP's share of such costs shall be omitted from all calculations of Standard Costs and Actual Costs.

             (D) As used in this Section 10.6, "Bad Batches" shall mean batches
                                 ------------
    of Product which are lost in the course of manufacture, or are determined by APP not to be suitable for release. Notwithstanding the foregoing, Bad Batches shall not include pilot or pilot scale batches.

    11. Sales Achievement Milestone Payments. APP is required to make the
        ------------------------------------
highest of the following milestone payments that have been achieved but not yet paid to ABI within 30 days following the end of the calendar year in which the indicated level of annual Adjusted Net Sales of the Product has been attained or exceeded by the APP Parties:

    Annual Adjusted Net Sales          Milestone Payment
    -------------------------          -----------------

    [***]                              $10 million
    [***]                              $20 million
    [***]                              $30 million
    [***]                              $50 million

    For the sake of clarity, each such milestone payment shall be made one time only, if at all, during the course of this Agreement. If an indicated level of Adjusted Net Sales is attained in a calendar year but the corresponding milestone payment has previously been paid, APP shall pay the next lowest level of unpaid milestone payments, if any. For purposes of this Section 11,
                                                            ----------
"Adjusted Net Sales" means Net Sales as defined in Section 1.18 but without the
                                                   ------------
deduction contained in Section 1.18(D).
                       ---------------

    12. Further Development of the Product.
        ----------------------------------

        12.1 ABI will diligently pursue development of the Product for the indications of breast, lung, ovarian and prostate cancers, according to the objectives established by the Steering Committee. The Steering Committee will reasonably determine the claims desired, the design, conduct and desired endpoints of clinical trials, regulatory submissions to be made, timelines, indications (other than those referred to above) to be studied and petitioned, and other objectives of development and of lifecycle management efforts (e.g., Phase IIIb/IV) (the "Development Issues").
                     ------------------

        12.2 All developments will be performed at ABI's sole cost and expense, but APP must provide to ABI, as requested by ABI (A) up to $2 million of the Product (based on Chargeable Price) free of charge, [***].

        12.3 The steering team will be comprised of three representatives from each of ABI and APP (the "Steering Committee"), and is required to meet in
                          ------------------
person or by conference call at least once every three months, or more often as needed. Each Party's representatives must reasonably cooperate in establishing meeting dates, setting agendas, attending and conducting the meetings, and working diligently toward, and contributing to, the goals and business of the Steering Committee and the Development Issues.

        12.4 If consensus cannot be reached on one or more Development Issues, APP's representatives will be entitled to make the final decision with respect to breast, lung and ovarian indications and ABI's representatives will be entitled to make the final decision for all other indications.

    13. Regulatory Filings/Approvals.
        ----------------------------

        13.1 ABI will be responsible for and required to:

             (A) make all filings, and other submissions, to the applicable governmental agency, department or other body regarding or relating to the Product; and

             (B) obtain all Regulatory Approvals to develop, test, market, and distribute the Product in the Territory in the manner and for the indications indicated in this Agreement and determined by the Steering Committee, except for filings and other submissions required to be made by APP for the manufacture of the Product as set forth in the Manufacturing Agreement.

        13.2 APP will reasonably cooperate with ABI in its efforts under Section
                                                                         -------
13.1. All costs and expenses associated with the foregoing with respect to a
----
particular indication will be borne by ABI until ABI obtains FDA approval of the NDA for such indication. Thereafter, for each indication for which APP makes the milestone payment under Section 9, although ABI will continue to be responsible
                        ---------
for regulatory filings and the maintenance of such approvals, APP will promptly reimburse ABI for any further direct costs incurred with respect to the maintenance of such regulatory approvals for each such indication in the Territory upon presentation of documentary evidence of these types of payments.

        13.3 ABI will use all commercially reasonable efforts to diligently and aggressively pursue the development of the Product for breast, lung and ovarian indications.

    14. Use of Brand Names.
        ------------------

        14.1 During the term of this Agreement, and as permitted under Section
                                                                       -------
16.2, and except for those indications for which APP does not make payments
----
under Section 9, APP will have the right to market, distribute, import, export,
      ---------
offer to sell and sell the Product in the Territory using any brand name included in an NDA that is approved by the FDA or otherwise established by ABI for the Product ("ABI Brand Names") and no other party will have such right in
                  ---------------
the Territory. APP shall have such right to the full extent that ABI has the right to use ABI Brand Names. Any use by APP of ABI Brand Names will be subject to ABI's comments and may not impair or dilute the value of the names. Except as provided under Section 16 APP may not sell the Product using any other brand
               ----------
names.

        14.2 As between ABI and APP, ABI will be the sole owner of all ABI Brand Names and hereby grants APP a royalty-free trademark license for the use of ABI Brand Names, subject to the other payment provisions in this Agreement.

        14.3 In connection with its use of ABI Brand Names, APP must:

             (A) credit ABI for ownership of the ABI Brand Names in any marketing efforts in which it uses any ABI Brand Names;

             (B) at its expense, take whatever action may be required under any Legal Requirement to use any ABI Brand Names in the Territory or refrain from taking any action that could impair or dilute the value of any ABI Brand Names; and

             (C) reasonably cooperate with ABI in connection with any Action relating to the use by ABI (or its licensees, including APP) of any ABI Brand Names that APP is using.

    15. No Restriction on Competition. Nothing in this Agreement will be deemed
        -----------------------------
to prohibit either Party from developing, making, using, marketing or otherwise distributing or promoting Products competitive with the Product.

    16. Term.
        ----

        16.1 This Agreement will commence on the Effective Date and, except as provided in this Section 16 and Section 17 will continue until the date of
                 ----------     ----------
expiration of the last patent containing a valid claim that would be infringed by the use, marketing, sale or distribution of the Product, including in finished form, but upon the expiration, APP will have a fully-paid, royalty-free (except as provided in Section 16.4) irrevocable, non-exclusive right to use,
                       ------------
market, sell and distribute the Product in the Territory except for those indications for which APP does not make payments under Section 9.
                                                       ---------

        16.2 If APP desires to continue to sell Product using ABI Brand Names after the expiration of such last patent, it may, except for those indications for which APP does not make payments under Section 9, do so by providing ABI
                                           ---------
with six months notice prior to such expiration of APP's desire to extend the license to ABI Brand Names, as provided in Section 14.1. Except as provided in
                                           ------------
Section 16.3, this Agreement will continue for successive one-year terms
------------
thereafter (the "Extension Periods") until APP provides ABI with a minimum of
                 -----------------
six months notice of APP's intention to terminate.

        16.3 If, during the Extension Periods, the APP Parties are selling the Product under any ABI Brand Name while concurrently selling Product in a generic form, ABI will have the right to terminate this Agreement upon notice to APP during any calendar year that Gross Profits for sales of the Product by such Parties using one or more ABI Brand Names are not at least equal to 50% of Gross Profits for sales of the Product using ABI Brand Names, in the calendar year immediately prior to the first Extension Period.

        16.4 So long as the APP Parties continue to sell Product under an ABI Brand Name, APP must pay to ABI the percentage of Gross Profits or consideration that APP would be obligated to pay to ABI under Section 10 but only for sales of
                                                ----------
the Product sold using ABI Brand Names. During an Extension Period, the APP Parties shall have no payment or royalty obligations to ABI for sales by APP Parties of Product sold under any name other than an ABI Brand Name.

    17. Termination.
        -----------

        17.1 This Agreement may be terminated:

             (A) At any time by mutual agreement of the Parties;

             (B) Immediately, by the non-defaulting Party, if the other Party:

            (1) commits a material breach or default ("Breach") under this Agreement, which Breach is not remedied within 60 days after the receipt of written notice of the Breach by the Party in Breach (except as to the payment of money by APP, for which the notice period will be 10 days). Notwithstanding the foregoing, if the Breach is not curable in 60 days and the breaching or defaulting party in good faith notifies the other party in writing prior to the 60 days that it is initiating cure of the Breach, and initiates cure of such Breach within 60 days after the initial notice and in good faith continues diligently to attempt to cure the Breach, then this Agreement shall not be terminated pursuant to this Section
                                                            --------
    17.1(B)(1). Provided, however, it shall not be a breach of the Agreement if
    ----------
    APP does not make one or more of the milestone payments under Section 9.1
                                                                  -----------
    (A) - (H), but rather, in such instance and subject to Section 9.4, APP
    ---------                                              -----------
    shall immediately lose all right to use, market, distribute, import, export, sell and offer to sell the Product for such indication and that indication for which the payment was not made shall not longer be included within the license grant to APP. From and after APP's failure to make a milestone payment, ABI will have the right to use the Technology for the relevant indication in any manner it deems appropriate, including use within the Territory.

            (2) made a material misrepresentation of any representation or warranty contained in this Agreement; or

            (3) has a permanent or temporary restraining order, preliminary injunction or other order granted against it by a court or authority enjoining or restricting the sale of the Product as contemplated hereby in the Territory. Notwithstanding the foregoing, if any such order results or would foreseeably result in a decline of 10% or less of units of Product sold in the Territory as compared to the prior calendar year's sales of units of Product sold in the Territory, then this Agreement shall not be terminated pursuant to this Section 17.1(B)(3).
                                ------------------

       (C) Following a 60-day period after written notice to cure such condition, by either ABI or APP if the other Party:

            (1) does not pay its debts generally as they become due, or is unable to pay its debts generally as they become due;

            (2) has or has instituted against it any proceeding seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

            (3) makes a general assignment for the benefit of creditors;

            (4) seeks the entry of an order for relief or the appointment of a receiver, liquidator, sequestrator, trustee, custodian or similar official for it; or

              (5) takes advantage of any other law or procedure for the protection of creditors.

        17.2  Upon the termination of this Agreement by ABI pursuant to Section
                                                                        -------
17.1, the rights and license granted to APP under this Agreement and
----
APP's obligations under Sections 8, 9, 10 and 11 (except to the extent earned but not yet paid) will terminate, sublicenses will terminate, and ABI's obligations to provide Technology or information will cease. The rights and license to APP under this Agreement, and the sublicenses granted thereunder, shall survive termination of this Agreement by ABI for any other reason. Except to the extent that any monies are owned and not yet paid and for the provisions of Sections 5, 6, 7, 17, 18, 19, 20, 21, 22, 23, 25, 26, 32, and 33, none of the
   -------- -  -  -  --  --  --  --  --  --          --  --      --
provisions of this Agreement shall survive termination. Upon the termination by APP under Sections 17.1(B) or (C), ABI's license to APP Owned Developments shall
          -----------------------
also terminate. Upon ABI's termination of this Agreement pursuant to Section
                                                                     -------
17.1, ABI will have the right to concurrently terminate the Manufacturing
----
Agreement.

        17.3 Termination is not the sole remedy under this Agreement, and whether or not termination is effected, all other remedies remain available to each Party.

    18. Confidentiality.
        ---------------

        18.1 Each Party recognizes that the other Party holds its Proprietary Information as important. In particular, each Party recognizes that the other Party's Proprietary Information (and the confidential nature thereof) is critical to the other Party's business and that neither Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 18 and elsewhere in this
                                      ----------
Agreement.

        18.2  Each Party must, therefore:

              (A) Hold the other Party's Proprietary Information in confidence and take reasonable precautions to protect the Proprietary Information (including, without limitation, no less than all precautions that it employs with respect to its own confidential materials);

              (B) not divulge (except pursuant to a sublicense expressly authorized in this Agreement) the other Party's Proprietary Information or any information derived therefrom to any third person; and

              (C) not make any use whatsoever at any time of the other Party's Proprietary Information except for purposes of and expressly authorized in this Agreement.

        18.3 Any employee given access to any Proprietary Information must have a legitimate "need to know" and must be bound in writing to maintain the confidence of information to which it is given access.

        18.4 Without granting any right or license, the disclosing Party agrees that the foregoing restrictions will not apply with respect to information that the receiving Party is able to demonstrate by competent evidence:

            (A) is in or (through no improper action or inaction by the receiving Party or any Affiliate of the receiving Party or its agents or employees) enters the public domain (and is readily available without substantial effort);

            (B) was rightfully disclosed to it by another person without restriction; or

            (C) was independently developed by it by persons without access to such information and without use of any of the disclosing Party's Proprietary Information.

        18.5  Each Party's obligations under this Section 18 will terminate
                                                  ----------
five years after the date of termination or expiration of this Agreement. The Parties recognize and acknowledge that prior to the Effective Date of this Agreement, each Party has received the other Party's Proprietary Information and each hereby agrees to protect the Proprietary Information to the same extent as set forth in this Section 18.
                  ----------

        18.6 Immediately upon termination or expiration of this Agreement, each Party will turn over to the other Party all Proprietary Information of the other Party and all documents or media containing any Proprietary Information and any and all copies or extracts thereof except insofar as necessary to practice the license as set forth in Section 16.1.
                        ------------

        18.7 Each Party acknowledges and agrees that due to the unique nature of Proprietary Information, there can be no adequate remedy at law for any breach of each Party's obligations under this Section 18, that any breach may
                                              ----------
result in irreparable harm to the disclosing Party, and therefore, that upon any breach or any threat of breach, the disclosing Party will be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law in connection with any breach or enforcement of the receiving Party's obligations under this Agreement or the unauthorized use or release of any Proprietary Information.

    19. Patent Matters.
        --------------

        19.1 ABI will, in a scientifically and commercially reasonable manner, file and prosecute patent applications and maintain patents in the Territory relating to the Technology, the ABI Owned Developments and any improvements made by or on behalf of ABI ("ABI Developments").
                         ----------------

        19.2 APP will not attempt to file or prosecute any patent applications or maintain any patent covering the Technology, the ABI Developments, or the ABI Owned Developments except: (i) as ABI may, in its sole discretion, approve in writing; (ii) in the event ABI elects to discontinue or abandon the prosecution and/or maintenance of any patent or patent application covering the Technology in the Territory, it shall provide adequate notice to APP and shall give APP the opportunity to file, continue prosecution of, pay any issuance fee and/or maintain such patent application and/or patent at APP's own expense.

        19.3 APP may take whatever steps it deems necessary to protect and enforce its rights and interest in APP Owned Developments. ABI will not attempt to file or prosecute any patent applications or maintain any patent covering the APP Owned Developments.

        19.4 If either Party becomes aware of any Product or activity of any third party that involves or may involve infringement or other violation of any patent relating to the Proprietary Information, APP Owned Developments (to the extent related to the Product), ABI Owned Developments, ABI Developments or other Proprietary Right in the Territory, that Party must promptly notify the other Party in writing of the infringement or violation.

        19.5 ABI will have the first right, but not the obligation, to file suit or take other action to prevent the infringement of any patents or Technology owned by ABI related to the Product in the Territory. If ABI takes such action, ABI will control any action undertaken by ABI against an infringer, and ABI may enter into settlements, stipulated judgments or other arrangements respecting the infringement, at its own expense unless the proposed settlements, judgments or arrangements would adversely affect APP, in which case, they will be subject to APP's consent which will not be unreasonably withheld. If ABI takes such action, ABI will defend, indemnify and hold APP harmless from related costs and expenses for such claimed infringement. APP will permit an action to be brought by ABI in APP's name if required by law. APP agrees to provide all assistance that ABI may reasonably require in any litigation, including providing written evidence, deposition and trial testimony, for which ABI will pay APP a reasonable hourly rate of compensation, together with reimbursement for out-of-pocket costs. Any damages or other recovery from an infringement action undertaken by ABI pursuant to this Section 19.5 to enforce ABI's
                                          ------------
Proprietary Rights relating to the Product sold in the Territory, will be used first to reimburse ABI's legal costs and expenses incurred in the action and thereafter any damages or other recovery relating to Products sold by the APP Parties in the Territory will be shared equally with APP.

        19.6 If ABI does not, within 90 days after receipt of notice of a patent infringement relating to the use of the Product sold by the APP Parties in the Territory, commence action directed toward restraining or enjoining such patent infringement, APP may take such legally permissible action as it deems necessary or appropriate to enforce ABI's patent rights and restrain such infringement at its own expense unless the actions would adversely affect ABI, in which case they will be subject to ABI's consent which will not be unreasonably withheld. If APP takes such action, APP will indemnify, defend and hold harmless ABI in respect of any such action. Any damages or other recovery from an infringement action undertaken by APP pursuant to this Section 19.6 to
                                                               ------------
enforce ABI Proprietary Rights on the Product sold in the Territory, will be first used to reimburse APP's legal costs and expenses incurred in such action and thereafter shared equally with ABI; provided if any portion of such damages or other recovery relate to infringement outside the Territory or Product not sold by the APP Parties in the Territory, such portion shall be paid 100% to ABI.

        19.7 Each Party must fully cooperate with the other Party bringing any action, including joining as a Party to the suit, if necessary, and also including, without limitation, supplying essential documentary evidence and making essential witnesses then in its employ available.

        19.8 If any third party threatens or commences a lawsuit against either Party alleging the Product in any way infringes or otherwise violates any Proprietary Rights of such third party, it shall promptly notify the other Party in writing.

    20. Adverse Experience Reporting; Recalls.
        -------------------------------------

        20.1 Each Party will report to the other Party any information of which it becomes aware concerning any adverse drug experience in connection with the use of the Product, including the incidence and the severity thereof. ABI will provide to APP copies of any reports submitted to the FDA relating to any adverse drug experiences that ABI determines to be significant.

        20.2 If ABI is required to initiate, or otherwise in its discretion decides to initiate, a recall, withdrawal or field correction (collectively, a "Recall") of the Product sold by the APP Parties in the Territory, ABI will
 ------
notify APP and provide a copy of its proposal with respect to such Recall, including the Recall letter, for APP's review prior to ABI's initiation of the Recall. If APP independently believes that a Recall of the Product sold by the APP Parties in the Territory may be necessary or appropriate, it must notify ABI, and the parties must fully cooperate with each other concerning the necessity and nature of the Action.

        20.3 ABI will be responsible for all Recall activities with respect to Recall of the Product. APP will reasonably cooperate with ABI in connection with any Recall. Each Party will maintain complete and accurate Recall records relating to the Product for any periods that are required by any Legal Requirement.

        20.4 The fees, costs and expenses of any Recall (collectively, the "Recall Expenses") of the Product will be apportioned between the Parties as
 ---------------
follows:

            (A) Except as provided in Section 20.4(C), ABI will pay all Recall Expenses related to Recalls of the Product outside the Territory.

            (B) Except as provided in Section 20.4(C), the Parties will share 50%/50% all Recall Expenses related to Recalls of the Product sold by the APP Parties in the Territory.

            (C) If the Recall is a Manufacturing Recall as determined by an independent third party mutually agreed upon, then APP will pay all Recall Expenses.

            (D) In the event of a Recall of the Product outside the Territory as provided in Section 20.4(A) or for Manufacturing Recalls as provided in
    Section 20.4(C), the responsible Party shall promptly reimburse the other Party for any Recall Expenses the other Party incurred. In the event of a Recall of the Product in the Territory as provided in Section 20.4(B), each Party shall submit to the other Party on a quarterly basis an accounting of its Recall Expenses incurred, and the Party that incurred the lesser amount shall make a reconciling payment to the other Party for 50% of the difference.

    21.  Indemnification; Incidental And Consequential Damages.
         -----------------------------------------------------

        21.1 APP agrees to indemnify, defend and hold harmless the ABI Parties from any Damages incurred by or assessed against the ABI Parties resulting from a third party claim caused or alleged to be caused by:

            (A) APP's failure to perform any of its obligations under this Agreement;

            (B) any breach of or inaccuracy in any representations or warranty made by APP in this Agreement;

            (C) any Product Liability Claim arising from the gross negligence, fraud or intentional misconduct of an APP Party;

            (D) a sublicesee's material breach of its sublicense under this Agreement or related to any gross negligence, fraud or intentional misconduct on the part of any sublicensee of APP; and

            (E) any Product Liability Claim directly resulting from the use of the Product that, when manufactured by APP, was adulterated or contaminated, or was otherwise caused by APP's failure to comply with this Agreement or the Specifications provided for in the Manufacturing Agreement.

        21.2 ABI agrees to indemnify, defend and hold harmless the APP Parties from any Damages incurred by or assessed against the APP Parties resulting from a third party claim caused or alleged to be caused by:

            (A) ABI's failure to perform any of its obligations under this Agreement;

            (B) any breach of or inaccuracy in any representations or warranty made by ABI in this Agreement;

            (C) any Product Liability Claim arising from the gross negligence, fraud or intentional misconduct of ABI Parties;

            (D) any Product Liability Claim directly resulting from the use and/or sale of the Product outside the Territory, except for those covered in Section 21.1(C) or Section 21.1(E);
               ---------------    ---------------
            (E) any Product Liability Claim directly resulting from the use and/or sale of the Product inside the Territory, when sold by ABI
    Parties for indications other than those licensed to APP, except for those covered in Section 21.1(C) or Section 21.1(E).
               ---------------    ---------------

        21.3 Except with respect to the APP Owned Developments or ABI Owned Developments, ABI further indemnifies APP for any proceedings instituted by or on behalf of a third party based upon a claim that the manufacture, use or sale of the Product infringes a patent or any other proprietary right of that third party. Such indemnification obligation shall be limited as follows:

            (A) to the extent such proceeding or settlement thereof results in a future royalty to be paid by APP, ABI's indemnity obligation shall be satisfied by having such royalty payment be a deduction from Net Sales; and

            (B) to the extent such proceeding or settlement thereof results in a payment obligation other than as provided in Section 21.3(A) above, ABI
                                                     ---------------
        shall indemnify APP only to the extent of fifty percent (50%) of payments previously made by APP to ABI pursuant to Section 8.1 hereof,
                                                           -----------
        and any indemnity payments to be made by ABI to APP or on behalf of APP pursuant to the foregoing shall be limited to fifty percent (50%) of ABI's operating cash flow, including without limitation, the split of Gross Profits under this Agreement.

        21.4  If any Party entitled to be indemnified pursuant to this Section
                                                                       -------
21 (an "Indemnified Party") receives notice of the assertion by any Person of
--
any claim or of the commencement by any Person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to
                                       -------------------
which another Party hereto (an "Indemnifying Party") is or may be obligated to
                                ------------------
provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice"). However, the failure to
                                    ------------
provide the notice will not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification under this Agreement, except to the extent that any Damages directly resulted or were caused by that failure.

        21.5 The Indemnifying Party will have 30 days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense of the claim, and the Indemnified Party will cooperate with the Indemnifying Party in connection with the settlement or defense, if:

            (A) the Indemnifying Party permits the Indemnified Party to participate in the settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld);

            (B) the fees and expenses of such counsel will not be borne by the Indemnifying Party; and

            (C) the Indemnifying Party does not settle any Indemnifiable Claim without the Indemnified Party's consent which consent may not be unreasonably withheld. So long as the Indemnifying Party is vigorously contesting any Indemnifiable Claim in good faith, the Indemnified Party may not pay or settle the claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

        21.6 If the Indemnifying Party does not notify the Indemnified Party within 30 days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described in the Claim Notice, the Indemnified Party has the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion. However, the Indemnified Party must notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

        21.7  Notwithstanding anything in this Section 21 to the contrary, APP
                                               ----------
is not entitled to assume the defense for any Indemnifiable Claim (and will be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending the claim) if the Indemnifiable

Claim seeks an order, injunction or other equitable relief (or other relief for other than money damages) against ABI or its Affiliates which ABI determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the commercialization of the Product. However, if an equitable relief portion of the Indemnifiable Claim can be separated from that for money damages, APP may assume the defense of the portion relating to money damages.

    22. Product Liability.
        -----------------

        22.1  Subject to Section 21, each Party must promptly reimburse the
                         ----------
other Party for 50% of the amount of: (A) the costs of responding to or defending any Product Liability Claim arising from use or sale of the Product in the Territory, regardless of the reason for such claim except as expressly set forth in Sections 21.1(C) or 21.1(E); and (B) any Damages payable by the Party
         ----------------    -------
following final judgment or settlement of any Product Liability Claim arising from use or sale of the Product in the Territory regardless of the reason for such claim except as expressly set forth in Sections 21.1(C) or 21.1(E). For the
                                            ----------------    -------
sake of clarity, the 50%/50% sharing ratio for Product Liability Claims arising from the use or sale of the Product in the Territory (except as provided in Sections 21.1(C) and 21.1(E) shall include, without limitation, claims based on
----------------     -------
allegations of latent defect, failure to warn, and the establishment of the Specifications.

        22.2 For so long as ABI is conducting clinical trials of the Product or commercially marketing and selling the Product, it must maintain Product liability insurance with respect to the Product, with a reputable carrier, in the amounts set forth in Exhibit B, naming APP and its Affiliates as additional
                         ---------
insureds.

        22.3 For so long as APP is commercially marketing and selling the Product in the Territory, it must maintain Product liability insurance with respect to the Product, with a reputable carrier, in the amounts set forth in Exhibit C, naming ABI and its Affiliates as additional insureds.
---------

        22.4 Each Party must notify the other Party as promptly as practicable if a Product Liability Claim under Section 22.1 is commenced or threatened
                                   ------------
against any Party. Each Party must cooperate with the other Party in connection with any such Product Liability Claim that is commenced or threatened against the other Party.

        22.5 If a Product Liability Claim under Section 22.1 is asserted against
                                                ------------
both Parties, each Party will have the right to designate counsel to defend itself in the Product Liability Claim. If a Product Liability Claim under
Section 22.1 is brought against one Party but not the other Party, the named
------------
Party will (subject to Section 22.6) have absolute control of litigation,
                       ------------
except that:

            (A) the other Party may appoint counsel to participate in the defense of the Product Liability Claim if the named Party reasonably determines that the participation would not adversely affect the attorney-client privilege; and

            (B) if the litigation could reasonably be expected to have an adverse effect on the development and commercialization of the Product, the named Party must consult with the other Party regarding the conduct of the litigation if the named Party reasonably determines that the cooperation would not adversely affect the attorney-client privilege.

        22.6 Neither Party may agree to a settlement of any Product Liability Claim under Section 22.1 without the consent of the other Party, which consent
            ------------
may not be unreasonably withheld or delayed, if the settlement:

            (A) would have an adverse effect on the development or commercialization of the Product; or

            (B) would otherwise have a material adverse effect on the other
    Party.

    23. EXCEPT FOR BODILY INJURY OF A PERSON, NEITHER PARTY WILL BE LIABLE HEREUNDER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS FROM THE USE OF (OR INABILITY TO
USE) THE TECHNOLOGY, THE DEVELOPMENT OR COMMERCIALIZATION OF THE PRODUCT OR OTHERWISE IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT.

    24. Independent Contractors. ABI and APP are independent Parties, and
        -----------------------
nothing contained herein will be construed to create a joint venture, partnership or similar relationship. Neither Party is authorized to, nor may it, make any statements, claims, representations, warranties or otherwise act in any way so as to incur any liability whatsoever for which the other may become directly, indirectly or contingently liable.

    25. Assignment.
        ----------

        25.1 The rights and obligations of the Parties under this Agreement may not be assigned or transferred in any manner, including, without limitation, by operation of law, sale of stock or sale of assets, without the prior written approval, which shall not be unreasonably withheld, of the other Party (and any attempt to do so will be void) except that:

            (A) rights to payment of money may be assigned without such approval, and

            (B) a Party has the right to assign this Agreement to its lenders as collateral security under a credit facility and following acceleration of that credit facility, it's lender has the right to assign this Agreement to a third party reasonably satisfactory to the other Party. Despite the foregoing, in no event shall ABI be obligated to consent to an assignment to a Competitor.

        25.2 Notwithstanding anything to the contrary in Section 25.1, if:
                                                         ------------
            (A) any Party:

                (1) merges or consolidates with any other corporation, partnership or other business entity, or

                (2) all or substantially all of such Party's business or assets are transferred in any manner to any other corporation, partnership or other business entity; or

            (B) any other Person acquires the power, directly or indirectly, to direct or cause the direction of management and the policies of such Party (a "Change of Control");
        -----------------
    such event will be deemed an approved assignment for purposes of this Agreement if the conditions set forth in this Section 25.3 are satisfied.
                                                  ------------

        25.3 Following a Change of Control, such successor to such Party will succeed to, and be subject to, all rights, interests, duties and obligations of, and will thereafter be deemed for all purposes to be the applicable Party under this Agreement. The successor to be approved under this Section 25.3 will be
                                                        ------------
require to:

            (A) have the experience, facilities, capabilities, and financial resources equal to or greater than such Party; and

            (B) expressly acknowledge, in a written instrument delivered to the other Party in a form reasonably acceptable to the Parties:

                (1) the succession to all duties and obligations of the Party under this Agreement, and

                (2) the existence of the requirements set forth in this Section
                                                                        -------
            25.
            --

        25.4 Despite the foregoing, for the purposes of this Agreement, an IPO will not be considered a Change of Control.

        25.5 If APP's successor does not meet the following requirements in
    Section 25.5(A) and 25.5(B) in each calendar year after a Change of Control
    ---------------     -------
    occurs, ABI may, at its sole option, convert the exclusive license to a non-exclusive license or terminate this Agreement:

            (A) spend on marketing and sales at least the same amounts that the APP Parties (other than those which have continuing agreements with such a successor) and its Affiliates and permitted assignees spent on marketing and sales in the calendar year prior to the Change of Control; and

            (B) achieve revenues that are greater than or equal to 90% of the greater of:

                (1) the revenues of the APP Parties (other than those which have continuing agreements with such a successor) in the calendar year prior to the Change of Control; or

                (2) the average of the revenues of the APP Parties (other than those which have continuing agreements with such a successor) for the immediately preceding three calendar years.

        25.6 In the event a Change of Control, the foregoing amounts in Section
                                                                        -------
25.5 shall be prorated for the portion of the calendar year subsequent to the
----
Change of Control.

        25.7 If the successor entity fails to achieve the sales level required in Section 25.5, such successor shall be entitled to make a supplemental payment
   ------------
to ABI (within 45 days after the end of each calendar year) of an amount equal to: (A) the difference between its actual revenues from the Product and the revenues required by Section 25.5, multiplied by (B) one-half (1/2) of its Gross
                     ------------
Profits from Product sales as a percentage of such actual revenues. Such payment, if made, shall prevent ABI from exercising any other remedy under
Section 25.5 with respect to the calendar year for which such payment is made.
------------


        26. Notices. Any and all notices given pursuant to this Agreement must
            -------
be in writing, and will be deemed to have been properly given when delivered personally or sent by facsimile, air courier, or post, to the respective address shown below or such other address as shall be specified by the Party(ies) pursuant to written notice given in accordance with this Section 26. Any notice
                                                         ----------
will be effective upon receipt, which will be deemed to occur one business day after the facsimile is send, two business days the notice is sent by air courier, and five calendar days after the notice is delivered to the US Postal Service, properly marked and stamped for first class mail, return receipt requested. Any and all notices must be sent:

     If to ABI to:

          American BioScience, Inc.
          2730 Wilshire Boulevard
          Santa Monica, California 90403
          Attention: Chief Executive Officer
          Facsimile: 310/998-8553

     With a copy to:

          [

          Attention:
          Facsimile:     ]

     If to APP to:

          American Pharmaceutical Partners, Inc.
          10866 Wilshire Boulevard
          Los Angeles, California 90024
          Attention: Chief Operating Officer
          Facsimile: 310/470-4222

     With a copy to:

          American Pharmaceutical Partners, Inc.
          1101 Perimeter Drive
          Schaumburg, Illinois 60173
          Attention:  General Counsel
          Facsimile:  847/413-2670

    27. Force Majeure.
        -------------

        27.1 The obligations of a Party hereunder will be suspended during the time and to the extent that such Party is prevented from complying with its obligations due to any event or circumstances beyond the reasonable control and without the fault or negligence of the affected Party (which circumstance is referred to as "Force Majeure"), including but not limited
                                    -------------
    to inevitable accidents, perils of navigation, floods, fire, storms, earthquakes, lockouts, explosion, hostilities, war (whether declared or undeclared), acts of terrorism, civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government (other than as to Regulatory Approval), illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions (other than due to the action or inaction of the Party claiming a Force Majeure), damage in factories or warehouses, strikes, lockouts, or other labor difficulty of the Parties, inability to obtain paclitaxel active pharmaceutical ingredient or other components and raw materials, lack of conveyance, breakdown of machinery or instruments or other disturbances of the Parties or their suppliers or acts of God or other similar event beyond the reasonable control of, as the case may be, ABI or APP that results in hindrance of the performance by the Party of its obligations under this Agreement.

        27.2 As soon as possible after being affected by a Force Majeure circumstance, the affected Party must furnish to the other Party all particulars of the Force Majeure and the manner in which its performance is prevented or delayed. The Party whose obligations under this Agreement have been suspended must promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that such Party will not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

        27.3 If any Force Majeure circumstance cannot be removed or overcome within 120 days (or such other period as the Parties mutually agree) from the date the Party affected first became affected, then the non-affected Party may, at the expiration of such period, by notice to the affected Party terminate this Agreement, and neither Party will be liable to the other for Damages.

        28. Amendment and Waiver. This Agreement (including the Exhibits hereto)
            --------------------
    may be amended, modified, superseded or canceled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both Parties or, in the case of a waiver, by the Party waiving compliance. Failure of either Party at any time or times to require performance of any provision hereof will in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, will be deemed to be or considered as a further or continuing waiver of any provision of this Agreement.

      29. Severability. If any one or more of the agreements, provisions or
          ------------
terms contained herein are declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions or terms contained herein will not be affected, prejudiced or invalidated thereby.

      30. Entire Agreement. This Agreement, the Security Agreement noted in
          ----------------
Section 8.2 and all Exhibits hereto, contain the entire agreement between the
-----------
Parties, and supersedes any prior agreements between them, with respect to the subject matter hereof.

      31. Section Headings; Recitals. The section headings contained in this
          --------------------------
Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The recitals are hereby incorporated into this Agreement by reference.

      32. Governing Law. This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the substantive law (without regard to conflicts of law provisions) of the State of California.

      33. Arbitration; Equitable Relief.
          -----------------------------

             33.1 Except in the case of a Party seeking equitable relief hereunder, any and all disputes or controversies, whether of law or fact and of any kind and nature whatsoever, arising out of or relating to this Agreement, will be decided by binding arbitration in accordance with Title 9 of the United States Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). For claims under $1,000,000, the arbitration will be held
              ---
before a single arbitrator. If the Parties are unable to agree on an arbitrator, the arbitration will be held before an arbitrator selected by AAA. For claims over $1,000,000, the arbitration will be held before a three-member panel of arbitrators. If the Parties are unable to agree on a three-member panel of arbitrators, the arbitration will be held before a three-member panel of arbitrators selected by the AAA. Arbitration shall take place in Los Angeles County, State of California, or such other location as may be agreed by the Parties. Claims with respect to injunctive relief or specific performance will be resolved by a court of law in accordance with Section 33.2. APP irrevocably
                                                 ------------
consents and submits to personal jurisdiction in the State of California for any arbitration contemplated by this Section 33.1. The decision of the arbitrators
                                 ------------
will be binding upon the Parties hereto and all parties claiming under and through them, and judgment will be entered by any court of competent jurisdiction. The fees and expenses of the arbitrator will be paid equally by the Parties.

        33.2 With respect to actions for injunctive relief and specific performance, the Parties submit to the jurisdiction of any state or federal court sitting in Los Angeles County in any Action arising out or respecting this Agreement and agree that all claims in respect of such Action shall be heard and determined in any such court. The Parties waive any defense of inconvenient forum to the maintenance of any Action and waive any bond, surety or other security that may be required of any other party with respect to the Action. The Parties agree that a final judgment in any Action brought under this Section
                                                                     -------
33.2 will be conclusive. Either Party may seek injunctive relief if any
----
provision of this Agreement is not performed in accordance with its terms and for which such Party would not have an adequate remedy for money damages. Any such remedy will be in addition to any other remedy that may be available at law or equity.

        34. Counterparts. This Agreement may be executed in separate
            ------------
counterparts, each of which will be deemed to be an original, but which together will constitute one and the same instrument.


        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              AMERICAN BIOSCIENCE, INC.,
                              a California corporation

                              By: /s/ Patrick Soon-Shiong
                                  -----------------------
                                    Patrick Soon-Shiong
                                    President

                              AMERICAN PHARMACEUTICAL PARTNERS, INC.,
                              a California corporation

                              By: /s/ Jeffrey M. Yordon
                                  ---------------------
                                    Jeffrey M. Yordon
                                    Chief Operating Officer

                                   EXHIBIT A

                                  ABI Patents
                                  -----------


                                     [***]

                                   EXHIBIT B

                                 ABI Insurance
                                 -------------


                 $25,000,000 per incident and in the aggregate

                                   EXHIBIT C

                                 APP Insurance
                                 -------------

                 $25,000,000 per incident and in the aggregate